As filed with the Securities and Exchange Commission on April 1, 2022
Registration No. 333-258176

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
on
FORM S-8
to
REGISTRATION STATEMENT ON FORM S-4 UNDER THE
SECURITIES ACT OF 1933

FIRSTSUN CAPITAL BANCORP
(Exact name of registrant as specified in its charter)

Delaware	81-4552413
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
 1400 16th Street, Suite 250
Denver, Colorado 80202
 (Address of principal executive offices) (Zip Code)

Pioneer Bancshares, Inc. 2007 Stock Incentive Plan, as amended
Pioneer Bancshares 2015 Equity Incentive Plan
(Full title of the Plans)

Neal E. Arnold
President and Chief Executive Officer
FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
(Name and address of agent for service)

(303) 831-6704
(Telephone number, including area code, of agent for service)

Copies to:
J. Brennan Ryan
Allie L. Nagy
Nelson Mullins Riley & Scarborough, LLP
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Telephone: (404) 322-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.         ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, par value $0.0001 per share	667,725	N/A	N/A	N/A
(1)The number of shares registered reflects the shares of common stock, $0.0001 par value (the “Common Stock”), of FirstSun Capital Bancorp (the “FirstSun”) issuable under the following plans of Pioneer Bancshares, Inc. (“Pioneer”): Pioneer Bancshares, Inc. 2007 Stock Incentive Plan and Pioneer Bancshares, Inc. 2015 Equity Incentive Plan, each as amended to date and each predecessor plan of any of the foregoing, assumed by FirstSun on April 1, 2022 pursuant to provisions in the Agreement and Plan of Merger, dated as May 11, 2021, as amended, by and between Pioneer and FirstSun.
(2)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an undetermined number of shares of Common Stock that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.
(3)All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the FirstSun’s Registration Statement on Form S-4 (File No. 333-258176) filed on July 26, 2021, as amended by Pre-Effective Amendment No. 1 filed with the Commission on August 6, 2021. Accordingly, no additional filing fee is required.

EXPLANATORY NOTE

FirstSun Capital Bancorp (“FirstSun,” “we,” “us” and “our”) hereby amends its Registration Statement on Form S-4 (File No. 333-2258176) filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2021, which the Commission declared effective on August 10, 2021, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Registration Statement” or this “Post-Effective Amendment”).

FirstSun filed the Form S-4 in connection with the merger (the “merger”) contemplated by the Agreement and Plan of Merger, dated as of May 11, 2021 (the “merger agreement”), as amended, by and between FirstSun and Pioneer Bancshares, Inc. (“Pioneer”). Pursuant to the terms of the merger agreement, Pioneer merged with and into FirstSun, with FirstSun continuing as the surviving corporation effective on April 1, 2022.

Pursuant to the terms of the merger agreement, at the effective time of the merger, each outstanding share of common stock, par value $1.00 per share, of Pioneer (the “Pioneer common stock”) was converted into the right to receive 1.0443 shares of common stock, par value $0.0001 per share, of FirstSun (the “common stock”). Additionally, at the effective time of the merger, each outstanding option to purchase shares of Pioneer common stock issued under Pioneer’s equity plans became fully vested. The vested stock options were assumed by FirstSun in the merger and converted into an option to purchase shares of common stock, with substantially the same terms and conditions as the applicable Pioneer stock option award, equal to the number of shares of Pioneer common stock subject to the Pioneer stock option immediately before the effective time of the merger, multiplied by the exchange ratio of 1.0443. The per share exercise price of each such converted stock option will be equal to the quotient, rounded up to the nearest cent, of the exercise price per share of such Pioneer stock option immediately before the effective time, divided by the exchange ratio of 1.0443.

The 667,725 shares of common stock covered by this Post-Effective Amendment were originally registered under the Form S-4, but will now be subject to issuance pursuant to this Post-Effective Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants in the respective plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Commission by FirstSun are hereby incorporated in this Registration Statement by reference:

1.FirstSun’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”) (filed with the Commission on March 25, 2022).

2.FirstSun’s Current Reports on Form 8-K filed with the Commission on January 3, 2022 and April 1, 2022.

All documents filed by FirstSun pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished and not deemed filed with the SEC), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

The rights of stockholders of FirstSun are governed by the Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation, as amended (the “certificate of incorporation”), our bylaws (the “bylaws”) and a Stockholders’ Agreement between FirstSun and certain of its stockholders, as amended by Amendment No. 1 to the Stockholders’ Agreement and Amendment No. 2 to the Stockholders’ Agreement (collectively referred to herein as, the “Stockholders’ Agreement”). The following description of the material terms of our common stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of our certificate of incorporation, bylaws and the Stockholders’ Agreement.

General

Our certificate of incorporation authorizes the issuance of capital stock consisting of 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of April 1, 2022, upon consummation of the merger, we had 24,809,586 shares of common stock outstanding and had reserved for issuance 2,080,625 shares of common stock underlying stock options that are or may become exercisable. In addition, as of April 1, 2022, we had the ability to issue 2,574,238 shares of common stock pursuant to stock options, restricted stock, restricted stock units and other equity awards that may be granted in the future under our existing equity compensation plans.

As of April 1, 2022, we had no shares of preferred stock issued and outstanding.

The authorized but unissued shares of our common stock and preferred stock are available for general purposes, including, but not limited to, the possible issuance as stock dividends, use in connection with mergers or acquisitions, cash dividend reinvestments, stock purchase plans, public or private offerings, or FirstSun’s equity compensation plans. Except as may be required to approve a merger or other transaction in which additional authorized shares of common stock would be issued, no stockholder approval will be required for the issuance of those shares.

Common Stock

General

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights

In general, each outstanding share of our common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or by a certificate of amendment establishing any series of our preferred stock.

There is no cumulative voting in the election of directors. Assuming a quorum is present, our directors, which are designated for nomination in accordance with the Stockholders’ Agreement, are elected by holders of our common stock by a plurality vote. For a description of the board designation rights of certain FirstSun stockholders under the Stockholders’ Agreement, see Item 13, “Certain Relationships and Related Transactions, and Director Independence,” beginning of page 148 of our Annual Report, which following the closing of our merger with Pioneer on April 1, 2022, includes a board designation right for JLL/FCH Holdings I, LLC (“JLL”), the former largest shareholder of Pioneer. As a result of the merger, JLL was also designated a “Significant Stockholder” under the Stockholders’ Agreement.

All other questions brought before a meeting of stockholders at which a quorum is present are decided by a majority of all the votes cast at the meeting, whether cast in person or by proxy, unless the matter requires a greater number of affirmative votes under the DGCL, the certificate of incorporation or the Stockholders’ Agreement. Our certificate of incorporation and bylaws contain certain provisions that may limit stockholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws and Provisions of Delaware Law.”

Dividend, Liquidation and Other Rights

Subject to all rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when our board of directors declares dividends out of funds legally available therefor. Dividends may only be declared by the board of directors, and the board’s ability to declare dividends is subject to limitations under applicable law and regulation. If we issue preferred stock, the holders of such preferred stock may have a priority over the holders of common stock with respect to dividends.

If we voluntarily or involuntarily liquidate, dissolve or wind up, holders of our common stock are entitled to share equally and ratably in our assets legally available for distribution after payment of, or adequate provision for, all of our debts and liabilities. These rights are subject to the preferential liquidation rights of any series of preferred stock that may then be outstanding.

Holders of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and, except with respect to Significant Stockholders as set forth in the Stockholders’ Agreement, have no preemptive rights to purchase or subscribe for any of our securities. For a description of the preemptive rights available to Significant Stockholders of FirstSun under the Stockholders’ Agreement, see Item 13, “Certain Relationships and Related Transactions, and Director Independence” on page 151 of our Annual Report under the heading “—Stockholders’ Agreement—Share Transfer Provisions—Preemptive Rights.”

Preferred Stock

Our certificate of incorporation provides that the FirstSun board of directors may issue, without stockholder approval, preferred stock in one or more series, and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

The description of the shares of each series of preferred stock, including the powers, preferences and relative participation, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series will be set forth in resolutions adopted by the FirstSun board of directors and in an amendment to our certificate of incorporation filed as required by the DGCL. Accordingly, the FirstSun board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of FirstSun common stock and, under certain circumstances, discourage an attempt by others to gain control of FirstSun.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, FirstSun’s future capital needs, then existing market conditions and other factors that, in the judgment of the FirstSun board of directors, might warrant the issuance of preferred stock.

Quorum of the Board and Manner of Acting

    Under our certificate of incorporation and bylaws, a majority of the entire board of directors constitutes a quorum at any meeting. Unless otherwise required by law, our certificate of incorporation, bylaws and the Stockholders’ Agreement, and as described in more detail below, the act of a majority of the board of directors at which a quorum is present constitutes the act of the board.

Supermajority Board Approval for Certain Matters

    Under our bylaws, until an initial underwritten public offering of our securities (other than pursuant to a registration statement on Form S-4 or Form S-8), we may not, and may not permit any of our subsidiaries to, take any of the following actions without the affirmative vote of at least two-thirds of our entire board of directors:

•effect any merger, consolidation or other business combination or sale of a significant portion of its assets (in a single transaction or series of related transactions) to any unaffiliated person or entity;

•acquire (in a single transaction or series of related transactions, including by purchase of stock or assets, merger or otherwise) any assets, business or operations for a purchase price greater than 125% of the aggregate tangible book value of the assets being acquired;

•acquire (in a single transaction or series of related transactions, including by purchase of stock or assets, merger or otherwise) any assets, business or operations for a purchase price greater than 7.5% of the aggregate tangible book value of the assets of FirstSun and its subsidiaries;

•an initial public offering or registration of a class of our securities under the Exchange Act, except as would be caused by the exercise by a stockholder of its rights under any applicable registration rights agreement;

•effect any voluntary liquidation, bankruptcy, dissolution, recapitalization, reorganization or assignment to its creditors or any similar transaction;

•issue, redeem, repurchase or amend the terms of any of our securities or securities of a subsidiary, as applicable; provided that such requirement will generally not apply to (a) issuances to employees, officers, directors or consultants of FirstSun or its subsidiaries pursuant to employee benefit plans or compensatory arrangements; (b) issuances, redemptions, repurchases or amendments made as consideration in connection with any bona fide, arm’s-length direct or indirect merger, acquisition or similar transaction (whether or not otherwise subject to supermajority board approval); (c) issuances made pursuant to a written requirement to raise additional capital issued by the Federal Reserve or any other regulatory authority; or (d) any exercise by FirstSun or any of its subsidiaries as pledgee (such pledgee, in its capacity as such, a “CFS Pledgee”) under that certain Stock Pledge and Security Agreement dated as of May 6, 2010 between CFS Company of Delaware, LLC, as debtor, and Strategic Growth Banking Partners, LLC, as secured party and predecessor of FirstSun, of its right to foreclose upon, or exercise any remedy available to a secured lender resulting in the ownership of any FirstSun common stock pledged to it (such pledged FirstSun common stock, “CFS Pledged Shares” by the CFS Pledgee, including the various actions referred to in clause (j) of the definition of “Permitted Transferee” in the Stockholders’ Agreement;

•sell or otherwise transfer any CFS Pledged Shares;

•sell or otherwise transfer any security of a subsidiary; provided that such requirement will not apply to sales or other transfers to a wholly-owned subsidiary of FirstSun;

•pay any dividends or otherwise make a distribution with respect to any securities other than on a pro rata basis to all holders of the relevant class or series thereof;

•approve any operating budget or long-term strategic business plan or any amendment to any such budget or plan, or approve any material deviation from any previously approved operating budget or long-term strategic business plan;

•determine the compensation and/or benefits of any executive officer (including, for the avoidance of doubt, the chief executive officer, the chief financial officer, the president and the chief operating officer); and

•adopt or modify any material employee benefit plan or arrangement providing for compensation, bonus, profit sharing, equity or other incentive compensation, investment, vacation, welfare, severance post-employment, retirement or other benefits.

Majority Board Approvals for Certain Matters

Under our bylaws, until an initial underwritten public offering of our securities (other than pursuant to a registration statement on Form S-4 or Form S-8), we may not, and may not permit our subsidiaries to, directly or indirectly, take any of the following actions without the prior affirmative vote or written consent of at least a majority of the entire board:

•change in any way the principal nature of its business or enter into any line of business unrelated to the principal nature of its business;

•effect any material sale, transfer, lease, pledge, assignment, conveyance or other disposition of any property or assets;

•enter into any material joint venture, partnership or similar arrangement;

•incur, assume or guarantee any indebtedness for borrowed money (or any amendment of any instrument representing any such indebtedness for borrowed money) in an amount in excess of $75 million (in any single transaction or series of related transactions); or

•designate, elect, appoint, replace or remove any member of the board of directors of any bank subsidiary; provided that the composition of the board of directors of any such bank subsidiary will at all times meet any director independence requirements required under applicable law.

Corporate Opportunities

Under our certificate of incorporation and the Stockholders’ Agreement, to the fullest extent permitted by applicable law, no Significant Stockholder, affiliate of any Significant Stockholder, or any of their respective affiliates, other than the chairman of the board or an executive officer of FirstSun (or a controlled affiliate of the chairman of the FirstSun board or an executive officer of FirstSun), is required to refer or present any particular business opportunity to FirstSun or any of its subsidiaries, and no act or omission by any such Significant Stockholder in accordance with the corporate opportunities provisions of our certificate of incorporation and the Stockholders’ Agreement will be considered a breach of any fiduciary duty to FirstSun. Significant Stockholders include, among others, the following:

•Aquiline SGB Holdings LLC (“Aquiline”);

•entities affiliated with Lightyear Capital LLC;

•Ohio Public Employees Retirement System;

•Southwest Banking Partners, L.P. (“SWBP”);

•JLL; and

•the following stockholders related to the Hale family:

◦the John J. Hale Trust dated December 1, 1996;

◦the Dana Hale Nelson Trust dated December 8, 1995 and the Dana Hale Nelson Family Irrevocable Trust dated May 25, 2011;

◦the Karen Hale Young Trust dated February 23, 1996 and the Karen Hale Young Family Irrevocable Trust;

◦the Max Alan Hale Trust dated June 1, 1996 and the Max Alan Hale Family Irrevocable Trust dated June 1, 2011; and

◦the Mollie Hale Carter Trust dated December 19, 1995 and the Twin Meadow VHC Trust dated May 25, 2011 (together with the “Mollie Hale Carter Trust, the “Mollie Hale Carter Stockholder Group”).

Mollie Hale Carter currently serves as FirstSun’s Chairman.

Each of the above-referenced Significant Stockholders, other than SWBP, owned 5% or more of the shares of FirstSun common stock immediately before consummation of the merger. We have three additional Significant Stockholders under the Stockholders’ Agreement that each owned less than 5% of the outstanding shares of FirstSun common stock immediately before consummation of the merger.

Amending FirstSun’s Certificate of Incorporation or Bylaws

Certificate of Incorporation

Any provision of our certificate of incorporation may be amended, altered, changed or repealed in accordance with the DGCL; provided that holders of at least 66 2/3% of the outstanding shares of our capital stock entitled to vote must approve changes to the provisions in our certificate of incorporation regarding the board of directors, limitation of liability and indemnification of officers and directors, corporate opportunities, amendment of the certificate of incorporation and amendment of the bylaws.

Bylaws

The bylaws may be amended or repealed by our board of directors or the stockholders in accordance with the DGCL, the certificate of incorporation and the Stockholders’ Agreement, as amended; provided, that, (a) any amendments to the provisions related to the classification of the board, director elections, board quorum and manner of acting or the majority board approval requirements require consent of FirstSun and stockholders holding at least two-thirds of our common stock then outstanding, and (b) any amendment to the provision related to the supermajority board approval requirements for certain matters require consent of FirstSun and stockholders holding at least 80% of our common stock then outstanding. Under our certificate of incorporation, the stockholders can amend or repeal the bylaws by the holders of 66 2/3% of the outstanding shares of our capital stock entitled to vote, unless a higher approval percentage is required in the bylaws.

Anti-Takeover Provisions of FirstSun’s Certificate of Incorporation, Bylaws, Stockholders’ Agreement and Provisions of Delaware Law

Our certificate of incorporation, bylaws and Stockholders’ Agreement, in addition to the DGCL, contain certain provisions that might be deemed to have a potential “anti-takeover” effect. The following description of certain provisions of our certificate of incorporation, bylaws, Stockholders’ Agreement and the DGCL that may have anti-takeover effects is a summary only and is subject to, and is qualified by reference to, applicable provisions of our certificate of incorporation, bylaws and Stockholders’ Agreement, as well as applicable provisions of the DGCL.

Classification of the Board of Directors. Our directors are divided into three classes with each class consisting of an equal number of directors, or as nearly equal as possible. Each director generally serves for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. A classified board of directors promotes continuity and stability of management, but makes it more difficult for the stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. We believe that classification of the board of directors will help to assure the continuity and stability of its business strategies and policies as determined by its board of directors.

We are party to a Stockholders’ Agreement with certain of our stockholders. The Stockholders’ Agreement also requires that our board of directors be classified and any amendment to this requirement requires, among other things, that each stockholder with a board designation right, as described below, consent to such amendment.

Composition of the Board of Directors. Our certificate of incorporation provides that we must not have less than one nor more than 15 directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of the majority of the board of directors. Our board of directors is currently comprised of nine directors.

Under the Stockholders’ Agreement, the size of our board of directors is currently set at ten members, and the stockholders with board designation rights, which we refer to as the “designating stockholders,” have the exclusive right to designate nominees for election to nine of the ten board seats. Currently, one designating stockholder has chosen not to nominate a director to its seat, and, therefore, there are currently only nine directors serving on the board with one vacant board seat.

For additional information on the designating stockholders see “see Item 13, “Certain Relationships and Related Transactions, and Director Independence” on page 149 of our Annual Report under the heading “—Stockholders’ Agreement—Corporate Governance Provisions—Board Composition.” Under the Stockholders’ Agreement, the board nomination rights of SWBP, the Dana Hale Nelson Trusts, the Karen Hale Young Trusts, the John J. Hale Trust, the Max Alan Hale Trusts, and the Mollie Hale Carter Stockholder Group will terminate immediately prior to the completion of an underwritten public offering of our securities, other than under a Form S-4 or S-8 registration statement. Aquiline, Lightyear and JLL would retain their board nomination rights following an underwritten public offering, subject to selling their shares as described below, or upon final termination of the Stockholders’ Agreement. See “see Item 13, “Certain Relationships and Related Transactions, and Director Independence” on page 151 of our Annual Report under the heading “—Stockholders’ Agreement—Miscellaneous Stockholders’ Agreement Provisions—Amendment; Termination.”

Removal of Directors. Our certificate of incorporation and bylaws provide that a director may only be removed with cause by the affirmative vote of holders of not less than a majority of the outstanding shares entitled to be cast in the election of directors. In addition, a director is required to resign at such time the designating stockholder that nominated such director for election loses its designation right under the Stockholders’ Agreement.

Under the Stockholders’ Agreement, if there is a vacancy on our board with respect to a board seat designated by a designating stockholder, the applicable designating stockholder will have the exclusive right to designate another individual to fill such vacancy.

Following the merger, following removal of any director, if the removed director was one of nine of the board nominees that was nominated by a specific stockholder, the applicable stockholder will have the right to designate the replacement director until the next applicable election of directors. See Item 13, “Certain Relationships and Related Transactions, and Director Independence” on page 149 of our Annual Report under the heading “—Stockholders’ Agreement—Corporate Governance Provisions—Board Composition.”

Ability to Call a Special Meeting. Special meetings of our stockholders may be called only (a) by the chairman of the board of directors or the Chief Executive Officer; or (b) by the Secretary, following written demand to call a special meeting from a majority of the board of directors or from stockholders of record who own at least 30% of all of the outstanding shares of our common stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.

Absence of Cumulative Voting. There is no cumulative voting in the election of our directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his, her or its votes for one nominee or disperse his, her or its votes among nominees as the stockholder chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors.

Authorized and Unissued Shares. Upon the affirmative vote of at least a majority of the entire board of directors, the authorized but unissued shares of common stock and “blank check” preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company’s management.

Business Combinations under Delaware Law. We have not opted out of Section 203 of the DGCL in our certificate of incorporation. Under Section 203 of the DGCL, subject to exceptions, we are prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, subject to certain exceptions, an “interested stockholder” generally includes holders of 15% or more of our outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring FirstSun to negotiate in advance with its board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Effect of Anti-Takeover Provisions

The foregoing provisions of our certificate of incorporation, bylaws, Stockholders’ Agreement and Delaware law could have the effect of discouraging an acquisition of FirstSun or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of FirstSun common stock. In addition, such provisions may make FirstSun less attractive to a potential acquirer and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. Our board of directors believes that these provisions are in its best interests and the best interests of our stockholders. In the board of directors’ judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, the board of directors believes that it is in our best interests and in the best interests of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the board of directors’ belief as to the benefits of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Our board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

Stockholders’ Agreement

We are party to a Stockholders’ Agreement with certain of our stockholders. Other than JLL, no other Pioneer shareholder became a party to the Stockholders’ Agreement as a result of the merger. For a description of the Stockholders’ Agreement, see Item 13, “Certain Relationships and Related Transactions, and Director Independence” on page 148 of our Annual Report under the heading “—Stockholders’ Agreement.”

Registration Rights Agreement

We are party to a Registration Rights Agreement with certain of our stockholders pursuant to which we are obligated to register the sale of shares of our common stock owned by the stockholders party to the agreement under certain circumstances. These rights include “demand” registration rights requiring FirstSun to register the sale of shares of a specific stockholder, and they may be exercised at any time, subject to the provisions of the Registration Rights Agreement, which agreement will remain in effect following the merger. Under the merger agreement, the Registration Rights Agreement was amended to, among other things, add JLL, as a “Significant Investor” to the agreement. Other than JLL, no other Pioneer shareholder became a party to the Registration Rights Agreement as a result of the merger. For a description of the Registration Rights Agreement, see Item 13, “Certain Relationships and Related Transactions, and Director Independence” on page 152 of our Annual Report under the heading “—Registration Rights Agreement.”

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that the liability of a director to us or our stockholders’ for monetary damages for breach of fiduciary duties is eliminated or limited to the fullest extent permitted by applicable law.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, we are not required to indemnify any such person in connection with a proceeding initiated by such person if such proceeding was not authorized in advance by our board of directors.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent permitted by the DGCL. The right of indemnification granted by our certificate of incorporation also includes the right to be paid by FirstSun the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the DGCL. We may also carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Item 7.    Exemption from Registration Claimed.

    Not applicable.

Item 8.    Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.
Item 9.    Undertakings.

1. The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado, on April 1, 2022.

FIRSTSUN CAPITAL BANCORP
(Registrant)

By:	/s/ Neal E. Arnold
Name:	Neal E. Arnold
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Mollie H. Carter and Robert A. Cafera, Jr., and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities set forth below and on April 1, 2022:

Signature	Title

/s/ Neal E. Arnold	President, Chief Executive Officer and Director
Neal E. Arnold	(Principal Executive Officer)

/s/ Mollie H. Carter	Executive Chairman and Director
Mollie H. Carter

/s/ Robert A. Cafera, Jr.	Executive Vice President and Chief Financial Officer
Robert A. Cafera, Jr.	(Principal Financial Officer)

/s/ Joel Murray	Senior Vice President and Chief Accounting Officer
Joel Murray	(Principal Accounting Officer)

/s/ Christopher C. Casciato	Director
Christopher C. Casciato

/s/ Isabella Cunningham	Director
Isabella Cunningham

/s/ Beverly O. Elving	Director
Beverly O. Elving

/s/ Kevin Hammond	Director
Kevin Hammond

/s/ Paul A. Larkins	Director
Paul A. Larkins

/s/ David W. Levy	Director
David W. Levy

/s/ Diane L. Merdian	Director
Diane L. Merdian

EXHIBIT INDEX

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of FirstSun Capital Bancorp (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (SEC File No. 333-258176) filed on July 26, 2021).

4.2
Certificate of Amendment dated November 3, 2021 to the Amended and Restated Certificate of Incorporation of FirstSun (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-Q for the Quarter Ended September 30, 2021 filed on November 5, 2021).

4.3
Bylaws of FirstSun Capital Bancorp as amended and restated through October 29, 2021 (incorporated by reference to Exhibit 3.3 of the Company's Form 10-Q for the Quarter Ended September 30, 2021 filed on November 5, 2021).

4.4	Form of common stock certificate of FirstSun Capital Bancorp (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (SEC File No. 333-258176) filed on July 26, 2021).
4.5	FirstSun Capital Bancorp will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.
4.6
Form of Stockholders’ Agreement dated as of June 19, 2017, by and among FirstSun Capital Bancorp and the parties signatories thereto. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 (SEC File No. 333-258176) filed on July 26, 2021). ^

4.7
Form of Amendment No. 1 to the Stockholders’ Agreement dated March 14, 2018 by and among FirstSun and the parties signatories thereto. (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-4 (SEC File No. 333-258176) filed on July 26, 2021). ^

4.8
Form of Amendment No. 2 to the Stockholders’ Agreement by and among FirstSun and the parties signatories thereto (included as Exhibit B to Annex A of the proxy statement/prospectus contained in the Registration Statement on Form S-4 (SEC File No. 333-258176) filed on July 26, 2021). ^

4.9
Form of Registration Rights Agreement dated as of June 19, 2017 by and among FirstSun and the parties signatories thereto (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-4 (SEC File No. 333-258176) filed on July 26, 2021).^

4.10
Form of Amendment No. 1 to Registration Rights Agreement by and among FirstSun and the parties signatories thereto (included as Exhibit C to Annex A of the proxy statement/prospectus contained in the Registration Statement on Form S-4 (SEC File No. 333-258176) filed on July 26, 2021). ^

5.1	Opinion of Nelson Mullins Riley & Scarborough, LLP regarding the validity of the securities to be issued.*
10.1	Pioneer Bancshares, Inc. 2007 Stock Incentive Plan, as amended September 2, 2014*
10.2	Amendment to the Pioneer Bancshares, Inc. 2007 Stock Incentive Plan, as amended*
10.3	Pioneer Bancshares, Inc. 2015 Equity Incentive Plan*
23.1	Consent of Crowe LLP.*
23.2	Consent of Nelson Mullins Riley & Scarborough, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page of this Registration Statement).
* Filed herewith.
^ Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. FirstSun agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.